UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                               FORM 8-K
                            CURRENT REPORT



PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported) July 10, 2008


                         Seaboard Corporation
        (Exact name of registrant as specified in its charter)


      Delaware                      1-3390                 04-2260388
(State or other jurisdiction of  (Commission            (I.R.S. Employer
  incorporation)                 File Number)          Identification No.)


9000 W. 67th Street, Shawnee Mission, Kansas                66202
  (Address of principal executive offices)               (Zip Code)


  Registrant's telephone number, including area code    (913) 676-8800


                            Not Applicable
    (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On July 10, 2008, the Registrant and certain of its subsidiaries ("Designated Borrowers", and together with the Registrant referred to as the "Borrowers") entered into an Amended and Restated Credit Agreement (the "Restated Credit Agreement") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer and the other lenders party thereto, amending and restating Registrant's existing committed Credit Agreement, as amended (the "2004 Facility").

The Restated Credit Agreement increases the aggregate principal amount of the revolving committed credit facility from $100,000,000 to $300,000,000 (subject to an uncommitted option to request an increase in the facility to $350,000,000) (the "Credit Facility"). The Credit Facility includes a $100,000,000 sublimit for the issuance of standby and commmercial letters of credit, a $25,000,000 sublimit for swingline loans, a $50,000,000 sublimit for loans to the Designated Borrowers, and a $50,000,000 sublimit for borrowings in certain foreign currencies. The Credit Facility has a term of five years, maturing July 10, 2013. The Credit Facility is unsecured.

Interest on the loans under the Credit Facility will be calculated on the basis of a Eurocurrency rate (which is an interest rate derived from LIBOR), or a base rate (which is an interest rate derived from the Federal Funds Rate, or the lender's "prime rate," whichever is higher). The Borrowers may generally elect whether a loan will be a Eurocurrency rate loan or a base rate loan, except that swingline loans must be base rate loans and loans denominated in a foreign currency must be Eurocurrency rate loans.

The Borrowers made certain representations and warranties under the Restated Credit Agreement that are customary for credit agreements of this type. The Restated Credit Agreement contains affirmative and negative covenants that are customary for credit agreements of this type and include delivery of financial statements and other financial information; notice of defaults and certain other matters; payment of obligations; preservation of legal existence and good standing; maintenance of properties; maintenance of insurance; compliance with laws; maintenance of books and records; permitting inspections by the agent or lenders; use of proceeds; maintenance of governmental approvals and authorizations; limitations on liens; limitations on investments; limitations on indebtedness; limitations on fundamental changes; limitations on dispositions of assets; limitations on restricted payments, distributions and redemptions; limitations on nature of business; limitations on transactions with affiliates;
limitations on burdensome agreements; limitations on acquisitions; limitations on amendments to the Registrant's senior notes issued in September of 2002; and compliance with financial covenants. With respect to financial covenants, the Restated Credit Agreement increases the base amount used to calculate the minimum consolidated tangible net worth that must be maintained by the Borrowers from $714,000,000 under the 2004 Facility, to $1,150,000,000 plus 25% of Consolidated Net Income after March 29, 2008.

Events of default under the Restated Credit Agreement are customary for credit agreements of this type and include non-payment of principal when due; non-payment of interest, fees and other amounts for a period of five days after the due date; failure to perform or observe covenants and agreements (subject to a 30-day cure period in certain cases); representations and warranties not being correct in any material respect when made; cross defaults to other material indebtedness; certain acts of bankruptcy or insolvency; the entry of certain material judgments; the occurrence of certain material events under ERISA; the invalidity of the Restated Credit Agreement or related documents; and certain changes of control.

The forgoing is a summary of the terms of the Restated Credit Agreement, and does not purport to be a complete discussion thereof. Accordingly, the foregoing is qualified in its entirety by deference to the full text of the Restated Credit Agreement, which is filed with this Form 8-K Report.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

     The following document is filed as part of this report:

     10.1 Amended and Restated Credit Agreement between Borrowers and Bank of America, N.A., dated July 10, 2008.


                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                           DATE:  July 16, 2008

                           Seaboard Corporation

                           by: /s/ Robert L. Steer
                               Robert L. Steer, Senior Vice President,
                               Chief Financial Officer

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                               Exhibit Index


Exhibit No.    Description

10.1 Amended and Restated Credit Agreement between Borrowers and Bank of America, N.A., dated July 10, 2008 ($300,000,000 revolving credit facility expiring July 9, 2013). The schedules and exhibits to the Credit Agreement have been omitted from this filing, but will be provided supplementally upon request of the Commission.


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